Exhibit 97
GENESIS ENERGY
CLAWBACK POLICY

SECTION 1. Purpose of the Policy.

The board of managers (the “Board”) of Genesis Energy, LLC (the “Company), the sole general partner of Genesis Energy, L.P. (the “Partnership”), believes that it is in the best interests of the Partnership and its unitholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Partnership’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy (the “Policy”), which provides for the recoupment of certain executive compensation in the event of an Accounting Restatement (as defined below) resulting from material noncompliance with financial reporting requirements under the federal securities laws. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and New York Stock Exchange Rule 303A.14. This Policy shall be effective on October 2, 2023 (the “Effective Date”) and shall apply to Incentive Compensation (as defined below) that is received by Covered Executives (as defined below) on or after that date.

SECTION 2. Definitions.

As used in the Policy, the following terms shall have the meanings set forth below:

“Accounting Restatement” means a restatement of the Partnership’s financial statements due to material noncompliance of the Partnership with any financial reporting requirement under applicable securities laws, including: (A) a restatement to correct a material error in a previously issued financial statement; or (B) a restatement to correct an immaterial error from a previously issued financial statement that would result in a material misstatement in the current-period financial statement.

“Board” has the meaning set forth in Section 1.

“Committee” means the Governance, Compensation and Business Development Committee of the Board.

“Company” has the meaning set forth in Section 1.

“Covered Executive” means any current and former Executive Officers of the Company, as determined by the Board in accordance with Section 10D of the Exchange Act and the listing standards of the national securities exchange on which the Partnership’s securities are listed.

“EBITDA” means earnings before interest, taxes, depreciation, and amortization.

“Effective Date” has the meaning set forth in Section 1.

“Excess Incentive Compensation” means the amount of Incentive Compensation received (as described in Section 4) by the Covered Executive that exceeds the amount of Incentive Compensation that would have been received by the Covered Executive if based on the results of an Accounting Restatement, computed without regard to any taxes paid.

“Exchange Act” has the meaning set forth in Section 1.

Exhibit 97
“Executive Officer” means the Company’s principal executive officer, president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s subsidiaries are deemed executive officers of the Company if they perform such policy-making functions for the Company. Policy-making function is not intended to include policy-making functions that are not significant.

“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Partnership’s financial statements, whether presented in or outside of the Partnership’s financial statements, and any measures that are derived wholly or in part from such measures (including non-GAAP measures and other measures, metrics, and ratios that are non-GAAP measures). Financial Reporting Measures include but are not limited to: (i) Unit price; (ii) total unitholder return; (iii) revenues; (iv) net income; (v) EBITDA; (vi) funds from operations; (vii) liquidity measures such as working capital or operating cash flow; (viii) return measures such as return on invested capital or return on assets; and (ix) earnings measures such as earnings per Unit. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the SEC.

“Incentive Compensation” means any of the following; provided that such compensation is granted, earned, or vested based wholly or in part on the attainment of a Financial Reporting Measure: (i) annual bonuses and other short- and long-term cash incentives; and (ii) Unit or other equity-based incentives, including, without limitation, Unit options, Unit appreciation rights, restricted Units, phantom Units, performance Units, performance phantom Units, and distribution equivalent rights.

“Policy” has the meaning set forth in Section 1.

“Recovery Period” means the three (3) completed fiscal years immediately preceding the Required Accounting Restatement Date. In addition, the Recovery Period shall include any transition period (that results from a change in the Partnership’s fiscal year) within or immediately following the aforementioned three (3) completed fiscal years; provided, however, that a transition period between the last day of the Company’s previous fiscal year end and the first of its new fiscal year that comprises a period of nine (9) to twelve (12) months would be deemed a completed fiscal year.

“Required Accounting Restatement Date” means the earlier to occur of: (i) the date the Board, a committee of the Board, or the officers or officers of the Company authorized to take such action if the Board is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (ii) the date a court, regulatory, or other legally authorized body directs to the Partnership to prepare an Accounting Restatement.

“SEC” means the Securities and Exchange Commission.

“Unit” means a common unit of the Partnership.

Exhibit 97
SECTION 3. Administration.

The Committee shall administer the Policy. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Unless otherwise expressly provided in the Policy, all determinations, interpretations, and other decisions under or with respect to the Policy shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Covered Executives, the Partnership and the Company.

SECTION 4. Incentive Compensation; Persons Subject to this Policy.

This Policy shall apply to the Incentive Compensation received by a Covered Executive: (i) after beginning service as an Executive Officer; (ii) who served as an Executive Officer during the relevant performance period for such Incentive Compensation; and (iii) while the Partnership had a listed class of securities on a national securities exchange. Incentive Compensation received by a Covered Executive on or after the Effective Date will be subject to recoupment, even if such Incentive Compensation was approved, awarded, granted or paid to such Covered Executive prior to the Effective Date.

For purposes of this Policy, Incentive Compensation will be deemed “received” in the Partnership’s fiscal period during which the Financial Reporting Measure specified in the incentive-based compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

SECTION 5. Recoupment.

In the event the Partnership is required to prepare an Accounting Restatement of its financial statements due to the Partnership’s material noncompliance with any financial reporting requirement under the securities laws, the Committee will require reimbursement or forfeiture of the Excess Incentive Compensation received by any Covered Executive during the Recovery Period. Notwithstanding Section 3, above, if the Committee cannot determine the amount of Excess Incentive Compensation received by the Covered Executive directly from the information in the Accounting Restatement, the Committee will make a determination as to the amount of Excess Incentive Compensation based on a reasonable estimate of the effect of the Accounting Restatement.

The Committee shall determine, in its sole discretion, the method of recovering or cancelling, as the case may be, Excess Incentive Compensation, which may include, without limitation, any one or more of the following:

(i) requiring reimbursement of cash Excess Incentive Compensation previously paid;

(ii) seeking the recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity or equity-based awards;

(iii) offsetting the Excess Incentive Compensation from any compensation otherwise owed by the Company to the Covered Executive;

(iv) cancelling outstanding vested or unvested equity awards; and/or

(v) taking any other remedial recovery action permitted by law, as determined by the Committee.

Exhibit 97
SECTION 6. Indemnification.

The Company shall not indemnify any Covered Executive, directly or indirectly, for the loss of any Excess Incentive Compensation.

SECTION 7. Interpretation.

The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC or any national securities exchange on which the Partnership’s securities are listed.

SECTION 8. Amendment; Termination.

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to comply with the regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Partnership’s securities are listed.

SECTION 9. Other Recoupment Rights.

The Board intends that this Policy will be applied to the fullest extent of the law. The exercise by the Board of any rights pursuant to this Policy shall be without prejudice to any other rights that the Company may have with respect to any Covered Executive subject to this Policy. The Board may require that any employment agreement, equity award agreement, or other similar agreement entered into on or after the Effective Date shall, as a condition to grant thereunder, require a Covered Executive to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

SECTION 10. Impracticability.

The Board shall recover any Excess Incentive Compensation in accordance with this Policy unless the Board concludes such recovery would be impracticable, as determined under Rule 10D-1 of the Exchange Act and the listing standards of the national securities exchange on which the Partnership’s securities are listed.

SECTION 11. Successors.

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.